For further information contact:
                                              Steven Bono (COM) 630.663.2150
                                              Steven Preston (CFO) 630.663.2260
                                              Bruce Byots (INV) 630.663.2906


FOR IMMEDIATE RELEASE
August 5, 2003


                       SERVICEMASTER REPORTS PRELIMINARY
                       ---------------------------------
                           2003 SECOND QUARTER RESULTS
                           ---------------------------

         DOWNERS GROVE, Illinois, AUGUST 5, 2003 - The ServiceMaster Company (NYSE: SVM) today announced preliminary second quarter 2003 revenues of $1.05 billion, up 2 percent over the year ago period. Second quarter 2003 earnings per share from continuing operations was $.22 compared with $.20 in 2002. For the six months, revenues of $1.79 billion were up 1 percent over the year ago period. Earnings per share from continuing operations was $.24, consistent with the prior year.

         In the second quarter of 2002, the Company recorded an extraordinary loss of $.03 per share resulting from the early extinguishment of debt. As a result of the Company's adoption of SFAS 145 (see attached financial statement notes) in 2003, the aforementioned loss was reclassified into interest expense, thereby reducing the previously reported 2002 diluted earnings per share by the same amount.

         "Our performance this year has been achieved against a backdrop of difficult economic and weather conditions that have affected our industries," said Jonathan Ward, Chairman and Chief Executive Officer.

         "During the quarter we regained some of the momentum lost early in the year through strong production in TruGreen ChemLawn and a significant increase in profitability from American Home Shield. Across our Company, the dedication of our field personnel has been critical to delivering results in the quarter," continued Ward.

"Although Terminix has been fighting unfavorable weather and economic conditions, the business continues to have solid prospects for sustainable growth under normal conditions. We also continue to take action to improve our under-performing units - TruGreen LandCare and ARS."

Review of Cash Flows
--------------------

         Net cash flow provided from operations for the first six months was $58 million, compared with $143 million in the previous year. The majority of the reduction was experienced in the first quarter and is largely attributed to a higher level of working capital, primarily due to the timing and amount of customer prepayments, as well as the timing of certain payments and accruals. The Company believes the year is trending in line with pre-2002 historical cash flow patterns and still anticipates its net cash from operations to be significantly in excess of its net income.

         The Company completed $49 million in share repurchases in the first half of the year and anticipates purchasing $25 to $50 million of additional shares in the second half of 2003.

Outlook
-------

         "In spite of difficult conditions, we continue to target 2003 earnings in the range of $.56 per share, reflecting an expected reduction of approximately $.05 per share from higher healthcare and insurance costs and $.03 per share from a higher tax rate, partially offset by $.04 to $.05 per share in savings generated by Six Sigma and strategic sourcing," said Ward.

         "We are instituting additional cost and wage controls to keep us on-track to meet our earnings goals for the year," commented Ward. "Our ability to hit our targeted earnings depends on disciplined selling and field execution, and a moderate upturn in the economy during the second half."

         "While working to deliver short-term performance, we are simultaneously enabling capacity for top-line growth by building compelling brand positions, deepening geographic penetration and expanding our access to customers through multiple channels," concluded Ward.

Business Review by Segment
--------------------------

TruGreen

         For the second quarter of 2003, the TruGreen segment reported revenues of $455 million, up 5 percent compared with the prior year. For the six months of 2003, the segment reported revenues of $681 million, up 3 percent compared to 2002. Revenues in the lawn care unit increased by 8 percent and 3 percent in the quarter and six months, respectively, primarily reflecting growth in customer counts and increased production in the second quarter in order to make up for weather-related operating delays experienced in the first quarter. Revenues in the landscaping unit decreased by 1 percent and increased by 2 percent in the quarter and six months, respectively, reflecting a reduced level of enhancement sales, offset by an increase in first quarter snow removal revenues.

         Operating income for the quarter was $68 million, consistent with the prior year, and for the six months was $59 million compared with $74 million in the prior year. Margins in the first half declined due to higher sales and labor related costs resulting from increased production in its lawn care unit, in part, due to under utilization of labor in the first quarter, a decline in profitability in its utility line clearing operations and a decreased level of landscaping enhancement business.

Terminix

         The Terminix segment reported second quarter 2003 revenues of $261 million, up 2 percent compared with the prior year. For the six months, Terminix reported revenues of $486 million, up 2 percent compared with 2002. The growth in higher priced bait contracts within the renewal base, as well as stronger commercial pest control sales contributed to the higher revenues. This growth was partially offset by fewer sales of new termite contracts which is due to abnormally cool weather conditions.

          Operating income for the quarter was $42 million compared with $44 million in the prior year, and for the six months was $75 million compared with $82 million in the prior year. Margins in the first half were lower reflecting fewer high-margin new termite customers, as well as incremental costs associated with the unit's new information system. This decline was offset in part by lower than expected damage claims in its acquired Sears termite customer base.

American Home Shield

         The American Home Shield (AHS) segment reported second quarter 2003 revenues of $126 million, up 8 percent compared with the prior period. For the six months, AHS reported revenues of $220 million, up 9 percent compared with 2002. The unit experienced strong growth in renewal contracts offset in part by a modest decrease in new contracts sold through its real estate channel.

         Operating income for the quarter was $23 million compared with $18 million in 2002, and for the six months was $31 million compared with $21 million in the prior year. Margins in the first half were higher due to a lower claims rate and favorable trending of prior year claims.

American Residential Services and American Mechanical Services

         The American Residential Services (ARS) and American Mechanical Services (AMS) segment reported second quarter 2003 revenues of $173 million, down 10 percent compared with the prior year. For the six months, the segment reported revenues of $324 million, down 9 percent as compared with 2002. The decline in revenues reflects a reduction in HVAC construction activity, as well as declines in the plumbing and HVAC service lines, offset by a modest improvement in HVAC add-on/replacement volume. The business has been impacted by both unfavorable economic and weather conditions which have affected this business along with the entire industry.

         Operating income for the quarter was $4 million compared with $10 million in the prior year, and for the six months was $3 million compared with $7 million in the prior year. Margins in the first half were lower due to a decrease in revenues and an increase in marketing and sales expenses.

Other Operations

         The Other Operations segment reported second quarter 2003 revenues of $37 million, up 6 percent compared with the prior year. For the six months, the segment reported revenues of $74 million, up 6 percent, compared with 2002. The increase in revenue reflects higher earned revenue at ServiceMaster Clean and Merry Maids.

         Operating loss for the quarter was $12 million compared with $6 million in the prior year, and for the six months was $19 million compared with $11 million in the prior year. Continuing strong growth in the profits of the franchise operations was offset by higher costs related to marketing, technology and compliance initiatives incurred at the headquarters level.

Conference Call Details
-----------------------
         The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on August 5, 2003. Interested parties may listen to the call at
(800) 633-8540. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Steven Preston, Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21155398).

Company Overview
----------------

         ServiceMaster currently provides outsourcing services for more than
10.5 million residential and commercial customers. As America's Service Brands for Home and Business, the core service capabilities of ServiceMaster include lawn care and landscape maintenance, termite and pest control, plumbing, heating and air conditioning services (HVAC), cleaning and disaster restoration, furniture repair and home warranty.

         These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, American Residential Services, Rescue Rooter, American Mechanical Services, American Home Shield, ServiceMaster Clean, AmeriSpec, Merry Maids and Furniture Medic.

Business Segments
-----------------

         The Company is primarily comprised of five business segments:

         The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and landscaping services provided under the TruGreen LandCare brand name. The Terminix segment includes domestic termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning (HVAC) and plumbing services provided under the ARS, AMS and Rescue Rooter brand names. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

Forward-Looking Statements
--------------------------

         This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): extreme weather conditions that affect the demand for the Company's services; competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance, health care or fuel prices; increased governmental regulation of telemarketing; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time and expenses associated with integrating and winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY
(In thousands, except per share data)


                                                                        Three Months Ended              Six Months Ended
                                                                             June 30,                       June 30,
Statements of Income
                                                                        2003          2002             2003          2002
                                                                    -------------  ------------     ------------  ------------
Operating Revenue                                                    $ 1,052,629   $ 1,034,937      $ 1,786,294   $ 1,769,200

Operating Costs and Expenses:
Cost of services rendered and products sold                              679,241       680,381        1,217,160     1,211,192
Selling and administrative expenses                                      247,086       217,728          416,331       379,330
Goodwill, trade name and other intangible amortization                     1,722         2,152            3,362         4,306

                                                                    -------------  ------------     ------------  ------------
Total operating costs and expenses                                       928,049       900,261        1,636,853     1,594,828
                                                                    -------------  ------------     ------------  ------------

Operating Income                                                         124,580       134,676          149,441       174,372


Non-operating Expense (Income):
Interest expense (1)                                                      16,655        37,107           32,938        59,648
Interest and investment income                                            (3,125)       (1,966)          (4,344)       (4,898)
Minority interest and other expense, net                                   2,046         2,014            4,118         3,584
                                                                    -------------  ------------     ------------  ------------

Income from Continuing Operations before Income Taxes                    109,004        97,521          116,729       116,038
Provision for income taxes                                                42,817        35,313           45,867        41,972
                                                                    -------------  ------------     ------------  ------------

Income from Continuing Operations                                         66,187        62,208           70,862        74,066

Discontinued Operations, net of income taxes                                (637)          295             (637)           78

                                                                    -------------  ------------     ------------  ------------

Net Income                                                           $    65,550  $     62,503    $      70,225 $      74,144
                                                                    =============  ============     ============  ============

Diluted Earnings Per Share (2):

Income from Continuing Operations                                         $ 0.22        $ 0.20           $ 0.24        $ 0.24

Discontinued Operations, net                                                   -             -                -             -

Diluted Earnings Per Share                                                $ 0.22        $ 0.20           $ 0.23        $ 0.24
                                                                         =======       =======          =======       ======


Number of Shares - Diluted                                               308,947       316,474          301,188       307,700





------------------------------------------------------------------------------------------------------------------------------

Dividends Per Share                                                      $ 0.105        $ 0.10           $ 0.21        $ 0.20
                                                                         =======        =======          =======       ======

Price Range Per Share:
    High Price                                                            $10.95        $15.50           $11.41        $15.50
    Low Price                                                               8.97         12.70             8.95         12.70

------------------------------------------------------------------------------------------------------------------------------

THE SERVICEMASTER COMPANY
(In thousands)                                                                                    As of

Condensed Balance Sheets                                                                 June 30,      December 31,
                                                                                           2003           2002
                                                                                         ----------    -----------
                                          Assets
Cash and cash equivalents                                                                $ 101,553      $ 227,409
Marketable securities                                                                       95,893         75,194
Receivables, net of allowances                                                             397,643        332,186
Inventories and other current assets                                                       319,018        278,731
Assets in discontinued operations                                                            1,342          5,654
                                                                                         ----------    -----------
    Total Current Assets                                                                   915,449        919,174
                                                                                         ----------    -----------
Intangible assets, primarily trade names and goodwill, net of accumulated amortization   2,197,295      2,177,561
Property and equipment, net of accumulated depreciation                                    185,133        194,877
Notes receivable, long-term securities, and other assets                                   136,235        123,326
                                                                                         ----------    -----------
                                                                                       $ 3,434,112    $ 3,414,938
                                                                                         ==========    ===========

                                  Liabilities and Equity
Current liabilities                                                                      $ 797,199      $ 775,816
Liabilities in discontinued operations                                                      15,976         32,113
Current debt maturities                                                                     30,213         31,135
                                                                                         ----------    -----------
    Total Current Liabilities                                                              843,388        839,064
                                                                                         ----------    -----------
Long-term debt                                                                             796,627        804,340
Other long-term obligations                                                                470,886        423,725
Liabilities in discontinued operations                                                      28,800         28,800
Minority interest                                                                          100,309        100,309
Shareholders' equity                                                                     1,194,102      1,218,700
                                                                                         ----------    -----------
                                                                                       $ 3,434,112    $ 3,414,938
                                                                                         ==========    ===========


                                                                                             Six Months Ended
                                                                                                 June 30,
Statements of Cash Flows
                                                                                           2003           2002
                                                                                         ----------    -----------

Cash and Cash Equivalents at January 1                                                   $ 227,409      $ 402,644

Cash Flows from Operations:

Net Income                                                                                  70,225         74,144
Adjustments to reconcile net income to net cash flows from operations:
    (Income) loss from discontinued operations                                                 637           (78)
    Depreciation                                                                            25,336         24,291
    Amortization                                                                             3,362          4,306
    Deferred income tax expense                                                             39,738         39,758
    Change in working capital, net of acquisitions                                         (82,817)       (10,642)
    Other, net                                                                               1,554         11,394

                                                                                         ----------    -----------
Net Cash Provided from Operations                                                           58,035        143,173
                                                                                         ----------    -----------

Cash Flows from Investing Activities:
    Property additions                                                                     (21,399)       (29,387)
    Sale of equipment and other assets                                                       7,794          1,140
    Business acquisitions, net of cash acquired                                            (16,630)        (6,849)
    Notes receivable, financial investments and securities                                 (20,173)        (4,228)

                                                                                         ----------    -----------
Net Cash Used for Investing Activities                                                     (50,408)       (39,324)
                                                                                         ----------    -----------

Cash Flows from Financing Activities:
    Net payments of debt                                                                   (15,256)      (295,570)
    Purchase of ServiceMaster stock                                                        (48,975)             -
    Shareholders' dividends                                                                (62,815)       (59,598)
    Other                                                                                    6,399         12,825

                                                                                         ----------    -----------
Net Cash Used for Financing Activities                                                    (120,647)      (342,343)
                                                                                         ----------    -----------

                                                                                         ----------    -----------
Cash Used for Discontinued Operations                                                      (12,836)       (31,406)
                                                                                         ----------    -----------

Cash Decrease During the Period                                                           (125,856)      (269,900)
                                                                                         ----------    -----------

Cash and Cash Equivalents at June 30                                                     $ 101,553      $ 132,744
                                                                                         ==========    ===========


NOTES:

(1) In 2003, the Company  adopted  Statement of Financial  Accounting  Standards
(SFAS) 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". The primary impact to the Company of SFAS 145 is that it rescinds SFAS 4 which required all material gains and losses from the extinguishment of debt to be classified as extraordinary items. SFAS 145 requires that the more restrictive criteria of APB Opinion No. 30 be used to determine whether such gains or losses are extraordinary. In the second quarter of 2002, the Company recorded an extraordinary loss of $.03 per diluted share ($15 million pretax, $9 million after-tax) from the early extinguishment of debt. As a result of the Company's adoption of SFAS 145 in 2003, this loss was reclassified into interest expense, thereby reducing the previously reported 2002 diluted earnings per share from continuing operations to $.20 and $.24 for the second quarter and six months, respectively.

(2) The weighted average common shares for the diluted earnings per share calculation includes the incremental effect related to outstanding options whose market price is in excess of the exercise price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations if their impact is dilutive. In computing diluted earnings per share, the after-tax interest expense related to convertible debentures is added back to net income in the numerator, while the diluted shares in the denominator include the shares issuable upon conversion of the debentures. Shares potentially issuable under convertible securities have not been included in the diluted earnings per share calculation for the six months ended June 30, 2003 and 2002, respectively, as their effect would have been anti-dilutive.

The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:



(in thousands, except per share data)
                                         Three months ended June 30, 2003      Three months ended June 30, 2002
                                        ----------------------------------   -----------------------------------
                                          Income    Shares      EPS           Income    Shares      EPS
                                          -------   -------    -------        -------   ------     ------
Continuing Operations:
----------------------------------------
Basic EPS                                 $66,187   296,819   $  0.22         $62,208   301,092   $  0.21
Effect of dilutive securities,
   net of tax:
      Options                                         3,928                               7,182
      Convertible debentures                1,195     8,200                    1,195      8,200
                                          -------   -------                  --------   -------
Diluted EPS                               $67,382   308,947   $  0.22        $63,403    316,474   $  0.20
                                          ========= ========  =======        ========= ========   =========



                                         Six months ended June 30, 2003        Six months ended June 30, 2002
                                        ----------------------------------   -----------------------------------
                                          Income    Shares      EPS           Income    Shares      EPS
                                          -------   -------    -------        -------   ------     ------
Continuing Operations:
----------------------------------------
Basic EPS                                 $ 70,862  297,307   $  0.24         $ 74,066  300,653   $  0.25
Effect of dilutive
   securities-options                                 3,881                               7,047
                                          --------  --------                  --------- --------  ---------
Diluted EPS                               $ 70,862  301,188   $  0.24         $ 74,066  307,700   $  0.24
                                          ========= ========  =======         ========= ========  =========

THE SERVICEMASTER COMPANY
(In thousands)
                                                                                  Segment Summaries

                                                      For the three months ended June 30,      For the six months ended June 30,
                                                                                Percent                                 Percent
                                                         2003        2002       Change            2003        2002      Change
                                                       ----------  ----------  ----------       ----------  ----------  --------
                                                       ----------  ----------  ----------       ----------  ----------  --------
    Operating Revenue:
      TruGreen                                         $ 455,449   $ 434,279          5%        $ 681,318   $ 663,422        3%
      Terminix                                           260,588     256,652          2%          486,494     476,925        2%
      American Home Shield                               126,149     116,440          8%          220,373     202,356        9%
      ARS/AMS                                            172,977     192,079        -10%          324,410     357,170       -9%
      Other Operations                                    37,466      35,487          6%           73,699      69,327        6%
                                                       ----------  ----------  ----------       ----------  ----------  --------
                                                       ----------  ----------  ----------       ----------  ----------  --------
    Total Operating Revenue                            $ 1,052,629 $ 1,034,937        2%        $ 1,786,294 $1,769,200       1%
                                                       ==========  ==========  ==========       ==========  ==========  ========
                                                       ==========  ==========  ==========       ==========  ==========  ========

    Operating Income:
      TruGreen                                          $ 67,723    $ 67,920          0%         $ 58,893    $ 74,444      -21%
      Terminix                                            41,897      44,289         -5%           75,425      82,225       -8%
      American Home Shield                                23,162      17,834         30%           31,321      21,189       48%
      ARS/AMS                                              3,838      10,191        -62%            2,668       7,305      -63%
      Other Operations                                   (12,040)     (5,558)        N/A          (18,866)    (10,791)      N/A
                                                       ----------  ----------  ----------       ----------  ----------  --------
                                                       ----------  ----------  ----------       ----------  ----------  --------
    Total Operating Income                             $ 124,580   $ 134,676         -7%        $ 149,441   $ 174,372      -14%
                                                       ==========  ==========  ==========       ==========  ==========  ========
                                                       ==========  ==========  ==========       ==========  ==========  ========


                                                                    As of June 30,
                                                                                Percent
                                                         2003        2002       Change
                                                       ----------  ----------  ----------
                                                       ----------  ----------  ----------
    Capital Employed:
      TruGreen                                         $ 1,080,456 $ 1,058,207        2%
      Terminix                                           577,985     580,883          0%
      American Home Shield                               119,337      89,367         34%
      ARS/AMS                                            387,016     416,691         -7%
      Other Operations and Discontinued Operations       (43,543)     70,341         N/A
                                                       ----------  ----------  ----------
                                                       ----------  ----------  ----------
    Total Capital Employed                             $ 2,121,251 $ 2,215,489       -4%
                                                       ==========  ==========  ==========
                                                       ==========  ==========  ==========

    Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.


                                                          Key Performance Indicators

                                                         Rolling twelve month metrics
                                                                 as of June 30,

                                                         2003        2002
                                                       ----------  ----------
                                                       ----------  ----------
      TruGreen -
        Growth in Full Program Contracts                      2%          1%
        Customer Retention Rate                            64.1%       64.5%

      Terminix -
        Growth in Pest Control Customers                      1%         12%
        Pest Control Customer Retention Rate               75.8%       77.5%

        Growth in Termite Customers                          -2%          8%
        Termite Customer Retention Rate                    88.6%       90.1%

      American Home Shield -
        Growth in Warranty Contracts                          9%         15%
        Customer Retention Rate                            53.2%       53.2%
